Exhibit 99.1

NEWS RELEASE

For Immediate Release

CSG Systems Prices $200 Million of 2 1/2% Senior Subordinated

Convertible Contingent Debt Securities Offering

Englewood, CO. —May 27, 2004— CSG Systems (Nasdaq: CSGS) today announced the pricing of its offering of $200 million of 2 ½% Senior Subordinated Convertible Contingent Debt Securities due 2024 (the “Securities”) in a private placement to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933. The offering is expected to close on June 2, 2004, subject to customary closing conditions. CSG Systems has granted the initial purchasers of the Securities an option to purchase up to an additional $30 million aggregate principal amount of the Securities.

The Securities will be convertible into shares of CSG Systems common stock at an initial conversion rate of 37.4 shares per $1,000 principal amount of Securities (which is equivalent to a conversion price of approximately $26.77 per share), only under certain circumstances. CSG Systems may redeem the Securities beginning on June 20, 2011. On each of June 15, 2011, 2016 and 2021, or upon the occurrence of certain designated events, the holders of the Securities may require CSG Systems to repurchase the Securities.

CSG Systems intends to use up to $40 million of the net proceeds of this offering for a concurrent repurchase of common stock, and the remainder of the net proceeds and a portion of the company’s available cash, cash equivalents and short-term investments for the repayment of outstanding debt. As a result of the prepayment and termination of the current credit facility, the company will incur a one-time, non-cash charge of approximately $6.6 million associated with the write-off of the deferred financing costs associated with the outstanding debt.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Securities and the common stock issuable upon conversion of the Securities have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

For more information contact:

Liz Bauer

Senior Vice President, IR and Corporate Communications

CSG Systems International, Inc.

303.804.4065

liz_bauer@csgsystems.com